EXHIBIT 99.1
RBC Life Sciences®

Press Release	For Further Information:

For Immediate Release	Richard S. Jablonski, VP-Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports First Quarter 2013 Results

Irving, Texas, May 15, 2013 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $5.7 million for the first quarter ended March 31, 2013, a 6% decrease over the first quarter ended March 31, 2012. For the first quarter of 2013, the Company reported a net loss of $8,000, or $0.00 per diluted share, compared to a net loss of $73,000, or $0.00 per diluted share, during the first quarter of 2012.

“During the first quarter of 2013, sales of our Nutritional Products decreased by $0.3 million, primarily due to a reduction in sales to our international licensees. Our Medical Products sales decreased $0.1 million, largely as a result of the Chapter 11 filing by our largest customer in this segment while it seeks to settle a reimbursement dispute with Medicare,” said RBC Life Sciences CEO, Clinton H. Howard. "Sales of Nutritional Supplements through our Associate network in the first quarter of 2013 were unchanged from the first quarter of 2012, as growth in Taiwan, Canada and our newest NFR market, Australia, offset declines in the U.S. Despite the reduction in sales, our net loss for the first quarter improved from last year due to lower personnel costs as a result of our restructuring efforts undertaken in 2012, and lower testing costs with the substantial completion of our product stability testing program under Good Manufacturing Practices as outlined by the U.S. Food and Drug Administration. We are encouraged by the results of our recent launch of nutritional supplement sales in Australia, and will continue to pursue new markets for our products. We continue to be pleased with the performance of our largest selling product, Stem-KineTM, which has been shown in human studies to enable an increase in the production of stem cells.”

About RBC Life Sciences
Through wholly-owned subsidiaries, RBC Life Sciences develops, markets and distributes high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking a healthy lifestyle and an opportunity to increase their long term family income. Through its wholly-owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than thirty countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

RBC Life Sciences - First Quarter 2013

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2013	2012
Net sales	$5,691	$6,068
Gross profit	2,973	3,129
Operating income (loss)	23	(87)
Loss before income taxes	(6)	(120)
Provision (benefit) for income taxes	2	(47)
Net loss	(8)	(73)

Loss per share - basic	$(0.00)	$(0.00)
Loss per share - diluted	(0.00)	(0.00)

Weighted average shares outstanding - basic	22,229	22,229
Weighted average shares outstanding - diluted	22,229	22,229

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$3,341	$3,896
Inventories	4,793	5,085
Other current assets	2,509	2,173
Total current assets	10,643	11,154
Other assets	6,700	6,860
Total assets	$17,343	$18,014

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$2,710	$2,606
Deferred revenue	2,516	3,231
Other current liabilities	201	197
Total current liabilities	5,427	6,034
Other liabilities	2,381	2,465
Shareholders' equity	9,535	9,515
Total liabilities and shareholders' equity	$17,343	$18,014